EXHIBIT 11

                   AIR & WATER TECHNOLOGIES CORPORATION
                     COMPUTATION OF PER SHARE EARNINGS
                  (in thousands except per share amounts)




                                        Three Months Ended   Six Months Ended
                                              April 30,           April 30,

                                           1996      1995      1996       1995
                                           ----      ----      ----       ----
Primary Earnings (Loss) Per Share:
 1.   Net loss                          $(1,305)  $(3,581)  $(4,250)  $(10,974)
 2.   Less preferred dividends             (825)     (825)   (1,650)    (1,650)
                                        -------    -------   -------   -------
 3.   Net loss applicable to common
       shareholders                      (2,130)   (4,406)   (5,900)   (12,624)
                                        -------    -------   -------   -------
 4.   Weighted average shares
        outstanding                      32,018    32,018    32,018     32,018
                                        -------    -------   -------    ------
 5.   Net loss per share               $   (.07)  $  (.14)  $  (.18)   $  (.39)
                                        =======    =======   ======     ======
Fully Diluted Earnings (Loss) Per Share:

 6.   Line 3. above                    $ (2,130)  $(4,406)  $(5,900)  $(12,624)
 7.   Add back preferred dividends          825       825     1,650      1,650
 8.   Add back interest, on assumed
       conversion of the Company's
       8% Convertible Debentures          2,300     2,300     4,600      4,600
                                        -------    ------    ------     ------
 9.   Net income (loss)                $    995   $(1,281)      350     (6,374)
                                       --------    ------    ------     ------
10.   Weighted average shares
       outstanding (Line 4)               32,018    32,018    32,018     32,018
11.   Add additional shares issuable
       upon assumed conversion of
       preferred shares                   4,800     4,800     4,800      4,800
12.   Add additional shares issuable
       upon assumed conversion of the
       Company's 8% Convertible
       Debentures                         3,833     3,833     3,833      3,833
                                        -------   -------    ------     ------
13.   Adjusted weighted average shares
       outstanding                       40,651    40,651    40,651     40,651
                                        -------   -------   -------    -------
14.   Net income (loss) per share
       (9/13)*                          $   .02   $  (.03)  $   .01    $  (.16)
                                         =======  =======    ======     =======

* Fully diluted earnings (loss) per share are not presented as the assumed conversion of the Company's 8% Convertible Debentures is anti-dilutive.